Exhibit 99.1

NEXSTAR MEDIA GROUP INCREASES QUARTERLY CASH DIVIDEND BY 25 PERCENT

DECLARES QUARTERLY CASH DIVIDEND OF $0.375 PER SHARE

Increase Marks Fifth Annual Consecutive Rise in Cash Dividend Marking

26% Compound Annual Growth Since Initiation of Cash Dividend in 2013

IRVING, Texas (February 2, 2018) - Nexstar Media Group, Inc. (Nasdaq: NXST) announced today that its Board of Directors approved a 25 percent increase in the quarterly cash dividend to $0.375 per share of its Class A common stock beginning with the dividend declared for the first quarter of 2018.  The dividend is payable on Friday, March 2, 2018, to shareholders of record on Friday, February 16, 2018.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Media Group, Inc., commented, “Our fifth consecutive annual increase in Nexstar’s cash dividend highlights the Board’s commitment to creating value for shareholders and our success over the past year integrating the Media General broadcasting and digital media properties into our platform while extracting anticipated synergies and capitalizing on the many growth opportunities throughout our portfolio.  Nexstar’s record reported financial results enabled us to take additional actions throughout the year to enhance shareholder value. Our return of capital and leverage reduction initiatives in 2017 include allocating $99.0 million to opportunistically repurchase 1.7 million shares, reducing leverage by approximately $400 million in the nine-month period ended September 30, 2017, and returning approximately $55.9 million to shareholders in the form of cash dividends for the full-year.

“We are highly confident in our strong forward growth prospects as we follow the successful strategies we’ve established in terms of building the top line, maintaining close control of fixed and variable costs and optimizing the balance sheet and capital structure.  This plan will continue to support our goals of delivering or exceeding our free cash flow targets of approximately $574 million for the 2017/2018 cycle, while allowing us to reduce leverage, pursue additional select accretive acquisitions, pay dividends and take any other actions for the continued near- and long-term enhancement of shareholder value.

“This month Nexstar will report operating results for 2017, marking what we anticipate to be our sixth consecutive year of record financial performance. Looking ahead, we remain extremely well positioned for continued significant financial growth in 2018 given key factors including the Winter Olympics, Super Bowl on NBC, heavily contested mid-term elections and new OTT agreements, with tremendous prospects for continued growth in the future.”

While the Company intends to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the Board of Directors at its discretion.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 170 television stations and related digital multicast signals reaching 100 markets or nearly 39% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the SEC.

Contact:

Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
EVP and Chief Financial Officer	JCIR
Nexstar Media Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800